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                                                                    EXHIBIT 11.1

                         MIGRATEC, INC. AND SUBSIDIARY
                      Computations of Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share as calculated in accordance with FASB 128.


                                                                     For the three months ended      For the nine months ended
                                                                            September 30,                   September 30,
                                                                         1999            1998            1999            1998
                                                                    ------------    ------------    ------------    ------------
Numerator:
   Numerator for basic and diluted loss per share -
   Loss before extraordinary item                                   $ (1,297,620)   $   (678,097)   $ (2,902,395)   $ (3,019,785)

   Extraordinary income (expense)                                       (318,023)           --          (318,023)        256,344
                                                                    ------------    ------------    ------------    ------------

   Net loss                                                         $ (1,615,643)   $   (678,097)   $ (3,220,418)   $ (2,763,441)
                                                                    ============    ============    ============    ============

Denominator:
   Denominator for basic loss per share -
   Weighted average shares                                            54,512,750      43,313,080      49,565,500      38,757,699

Effect of dilutive securities:
   Stock options and warrants                                               --              --              --              --


   Dilutive potential common shares                                         --              --              --              --

                                                                    ------------    ------------    ------------    ------------

   Denominator for diluted earnings per share - adjusted weighted
   average shares and assumed conversions                             54,512,750      43,313,080      49,565,500      38,757,699

                                                                    ============    ============    ============    ============

   Basic loss per share                                             $    (0.0296)   $    (0.0157)   $    (0.0650)   $    (0.0713)
                                                                    ============    ============    ============    ============
   Diluted loss per share                                           $    (0.0296)   $    (0.0157)   $    (0.0650)   $    (0.0713)
                                                                    ============    ============    ============    ============


As MigraTEC incurred a net loss for the three months and nine months ended September 30, 1999 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been anti-dilutive.